SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 26, 2002

                                FORWARD INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

New York	0-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road Suite E
           Pompano Beach, Florida 33064
(Address of Principal Executive Offices)

Registrant's Telephone Number, including
area code: (954) 360-6420

(Former Address, if changed since last report)

Item 5: Other Events

         On April 24, 2002, Forward Industries Inc. (the "Company") was informed by Nasdaq that, for the last 30 consecutive trading days, the bid price of the Company's common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until October 21, 2002, to regain compliance. If at anytime before October 21, 2002, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Nasdaq staff will provide written notification that the Company complies with the Rule. If compliance with this rule cannot be demonstrated by October 21, 2002, Nasdaq staff will determine whether the Company meets the initial listing criteria for the Nasdaq SmallCap Market under Marketplace Rule 430(c)(2)(A). If the Company meets the SmallCap initial listing criteria, Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day grace period to demonstrate compliance. Otherwise Nasdaq staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the Nasdaq staff's determination to delist its securities to a Listing Qualifications Panel.

         Pursuant to the terms of the Standstill Agreement that the Company entered into on April 11, 2002, with Robert S. Ellin, Nancy J. Ellin, Atlantis Equities, Inc., Robert Ellin Family 1997 Trust and Robert Ellin Profit Sharing Plan (collectively, the "Ellin Group"), members of the Ellin Group are generally prohibited from purchasing shares of the Company's Common Stock during the term of the Standstill Agreement.  Under the agreement, with the Company's receipt of the notice referred to in the preceding paragraph of this report on Form 8-K, the Ellin Group has the right to purchase shares of Common Stock by transactions executed regular way on the Nasdaq SmallCap Market in an amount that would result in their beneficial ownership of a maximum of 15% of the Common Stock outstanding, when aggregated with the Ellin Group's existing holdings of Common Stock. A copy of the Standstill Agreement is included as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2002.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2002

FORWARD INDUSTRIES, INC.

By: //s// Jerome E. Ball___________
Name: Jerome E. Ball
Title: Chariman and Chief Executive Officer